UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _ )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as
permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
Fauquier Bankshares, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, schedule or registration statement no.:

(3) Filing party:

(4) Date filed:

MAY 11, 2009
WHAT DO WE THINK MATTERS IN RUNNING A BANK AND A PUBLIC COMPANY?
AMONG OTHER THINGS, ACCURACY, TRANSPARENCY, AND PERHAPS AN OLD FASHIONED WORD, FORTHRIGHTNESS.
Let’s look at what Mr. Tiffany has said in his proxy materials, and then the facts.
He said “We do not want to sell the bank!” Our last letter to you set out his numerous attempts to do that very thing.
He said “the Board saw fit” to increase the CEO’s total compensation by 73% from 2005 to 2008. This data is wrong. When compared on the same basis, if you do not include “retirement valuation compensation” for 2008, which was not included in the SEC reporting requirements of 2005, the 2008 CEO compensation declined by 1%.
He said “company management has presided over extraordinary misalignment of pay and performance” and “we are fed up with bloated pay.” In fact, when you apply today’s reporting rules to Mr. Tiffany’s own compensation, he was better compensated, or in his words, more bloated, over his last five years as CEO than our current CEO has been compensated for his last five years, despite the fact that during Mr. Tiffany’s tenure bank assets averaged only 2/3 of the bank’s current size, the stock price was a little over one-half the current average, and the total net income was substantially lower.
He compared non-employee director compensation to that of one competitor, Middleburg Bank. What he didn’t tell you is he chose a bank where one-third of the board had only served for part of the year, and been paid for only part of the year. He also didn’t tell you The Fauquier Bank paid its directors about the same as these Northern Virginia banks: Access, Alliance, First National of Strasburg, Eagle Bank Corp (Bank of Clark County). Total director compensation for those banks ranges from $25,000-$43,000, with The Fauquier Bank landing right in the middle.
He said “the company’s Board rewarded itself by raising meeting fees 50% and increasing its annual retainer 60%,” In fact, aggregate Board compensation increased from 2005 to 2008 by a little over 14%, during a period when Sarbanes-Oxley and economic challenges substantially increased the time spent by boards of directors.
He said, “Since the beginning of 2004, the CEO and the Board have been net sellers of company stock.” What he didn’t say is he bought no shares of the bank during this period, and as a sitting director, sold 20,000 shares. Accuracy matters.
He compared your bank’s growth with that of other banks. What he didn’t explain was that those figures include mergers and acquisitions. During the period he cites, eleven Virginia banks were bought, adding $6.5 billion to the assets of other Virginia banks. This is not organic growth — this is buying assets and deposits, and we believe it makes this comparison useless for any analysis of a bank such as ours.
Ten Courthouse Square 20186     •     Post Office Box 561     •     Warrenton, Virginia 20188
phone: 540-347-2700     •     metro: 703-366-1600     •     fauquierbank.com

He said “In 2008 — for the first time in four decades — shareholder equity declined.” Yes it did—by less than 1%. He seems to have forgotten that it declined in 1993 by 3%, when he was CEO and President.
He said “from 2006 to 2008, the rate of decline of earnings per share was greater than both the Virginia state public bank and national public bank medians.” In fact, the median earnings for all Virginia banks traded on the NYSE, NASDAQ, AMEX, OTC Bulletin Board and the Pink Sheets were down by 70%, and those Virginia banks on only the NYSE, NASDAQ, and AMEX the medians earnings were down—60%. Our earnings were, on the other hand, down by only 34%.
He said “the company’s three capital measures...were all below both Virginia state public bank and national public bank medians.” In fact, the chart below includes the total Federal Reserve Bank Holding Company Peer Group for banks of $500 million to $1 billion in asset size. Our ratios are clearly above our true peers, contrary to the selective disclosure the dissidents chose to share with you.

			Percentile
	Fauquier	Peer	Ranking as
Capital Ratios	Bankshares	Institutions	Compared to Peers
Tier 1 leverage	9.37%	8.71%	67%
Tier 1 Risk-based	11.38%	11.27%	55%
Total Risk-based	12.52%	12.65%	54%
Tangible equity/tangible assets	8.06%	7.28%	64%
Mr. Tiffany’s latest proxy materials attribute the bank’s improved performance in the first half of this decade to himself, and the general economic decline since 2007 that has affected virtually all bank stocks to the bank’s present management. The fact he doesn’t tell you is that, coincidentally, the improvement in total return performance began during the bank’s management transition. Randy Ferrell, our CEO, and Eric Graap, our CFO (and one of this year’s nominees), began working together as a team in November 2000. The table below shows the facts — from November 2000 to the present, the Company’s total return increased by 124.4% compared to a total for all U.S. banks over that period of a negative 22.5%. It is also important to note that our bank declined 40% from June 2006 through May 7, 2009. It should also be noted that the average of all banks declined 56% during the same time period, per SNL Financial LC.

We have two highly capable directors who are experienced with our Bank, the regulatory environment in which we exist and considerable challenges that banks today are facing. Mr. Tiffany attacks the independence of Mr. Frostick—he is simply wrong. Mr. Frostick is independent under the NASDAQ listing standards and has not provided any legal services to the Company for a number of years.
Please, vote your WHITE proxy card and RETURN it in the envelope provided, or simply follow the instructions on your card to cast your votes online or over the phone. DO NOT RETURN THE BLUE PROXY CARD, EVEN AS A PROTEST.
Yours for a strong locally owned independent community bank,

C. H. Lawrence, Jr.	John B. Adams, Jr.	Brian S. Montgomery

Randy K. Ferrell	Randolph D. Frostick	John J. Norman, Jr.

Eric P. Graap	Jay B. Keyser	P. Kurtis Rodgers

Douglas C. Larson	Randolph T. Minter	Sterling T. Strange, III
(see reverse side)

Additional Information and Where To Find It
This letter is solicitation material in respect of the matters to be considered at the 2009 Annual Meeting of Shareholders. On April 20, 2009, Fauquier Bankshares, Inc. (the “Company”) filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) and has mailed the definitive proxy statement to the Company’s shareholders. WE URGE SHAREHOLDERS AND INVESTORS TO READ THE PROXY STATEMENT ALONG WITH ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. A free copy of the proxy statement and other related documents filed by the Company may be obtained at the SEC’s website at www.sec.gov. The Company’s proxy statement and other related documents may also be obtained by contacting the Company’s Secretary at Fauquier Bankshares, Inc., 10 Courthouse Square, Warrenton, Virginia 20186.
Participants in Solicitation
A listing of persons who are participants in the solicitation and certain information concerning such persons is set forth in the Company’s definitive proxy statement filed with the SEC on April 20, 2009, which may be obtained through the website maintained by the SEC at www.sec.gov.
Forward-Looking Statements
In addition to historical information, this letter contains forward-looking statements that are based upon the Company’s estimates and expectations concerning future events and are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. We caution that such statements are subject to a number of uncertainties and actual results could differ materially and therefore you should not place undue reliance on any forward-looking statements we make. We may not update any forward-looking statements we make today for future events or developments. Information about risks and uncertainties are described in our filings with the SEC, which are available on the SEC’s website and our website and may be obtained by contacting the Secretary of the Company.